EXHIBIT 99.1

PETMED EXPRESS, INC.

QUARTER ENDED JUNE 30, 2013

CONFERENCE CALL TRANSCRIPT

JULY 22, 2013 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Incorporated Doing Business As 1-800-PetMeds Conference Call to review the financial results for the first fiscal quarter ended on June 30, 2013. At the request of the company this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America's largest pet pharmacy, delivering prescription and nonprescription pet medications and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its product through national television, online, direct mail and print advertising campaigns which direct consumers to order by phone or on the Internet and aim to increase the recognition of the PetMeds family of brand names. 1-800 PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery. At this time I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce Rosenbloom. Sir you may begin.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only until the question-and-answer session, which will be later in the call. Also certain information that will be included in the press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We've identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.

Now let me introduce today's speaker Mendo Akdag, the President and Chief Executive Officer of 1-800-PetMeds, Mendo.

Mendo Akdag:

Thank you Bruce. Welcome everyone. Thank you for joining us. This morning we will review the highlights of our financial results. We'll compare our first fiscal quarter ended on June 30, 2013 to last year's quarter ended on June 30, 2012. For the first fiscal quarter ended on June 30, 2013 our sales were $74.2 million, compared to sales of $69.0 million for the same period the prior year, an increase of 7.6%. The increase was due to increases in new order and reorder sales. Our average order was approximately $77 for the quarter, compared to $73 for the same quarter the prior year. The increase was due to a favorable reaction to promotions.

For the first fiscal quarter net income was $4.8 million, or $0.24 diluted per share, compared to $4.0 million, or $0.20 diluted per share, for the same quarter last year, an increase to earnings per share of 22%. Reorder sales increased by 7.1% to $59.0 million for the quarter, compared to reorder sales of $55.1 million for the same quarter the prior year. New order sales increased by 9.6% to $15.2 million for the quarter, compared to $13.9 million for the same quarter the prior year. The increase was mainly due to an increase in advertising spending and increase in average order size.

We acquired approximately 207,000 new customers in our first fiscal quarter, compared to 197,000 for the same period the prior year. Approximately 79% of our sales were generated on our Web site for the quarter, compared to 77% for the same period the prior year, which resulted in a 10.6% increase in our online sales. The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons with fall and winter being the off seasons.

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For the first fiscal quarter our gross profit as a percent of sales was flat at 32.4% compared to the same period a year ago. Our general and administrative expenses as a percent of sales was 7.9% for the first fiscal quarter, compared to 8.6% for the same quarter the prior year. We leveraged the G&A with increased sales.

We spent $10.4 million in advertising for the quarter, compared to $9.8 million for the same quarter the prior year, an increase of 5.5%. The advertising costs of acquiring a customer was the same, $50 for the quarter compared to the same quarter the prior year.

We had $50.5 million in cash and short-term investments and $21.6 million in inventory with no debt as of June 30, 2013. Net cash from operations for the quarter was $19.8 million.

This ends the financial review. Operator we're ready to take questions.

Coordinator:

Thank you. At this time if you would like to ask a question, please press star 1. Please record your first and last name when prompted. To withdraw your request, press star 2. Once again to ask a question, please press star 1, one moment please for your first question. Your first question comes from Kevin Ellich of Piper Jaffray.

Brad Maiers:

Hi this is actually Brad on for Kevin. I guess my first question: average order size was pretty strong this quarter. Can you provide a little bit more color on the promotions that were driving that strength this quarter?

Mendo Akdag:

The consumer purchased additional items and larger quantities. Also there was some shift to higher priced items. That was the reason for the increase in the average order value.

Brad Maiers:

Okay and then in the press release you mentioned you're going to focus on improving your advertising efficiency for the remainder of fiscal year '14. Can you talk just a little bit about, you know, what worked well this quarter, maybe what didn't work so well this quarter and how you plan on improving that efficiency in the remainder of the year?

Mendo Akdag:

We had a greater exposure on TV in the June quarter and we paid a little bit more per impression to be able to do that and our acquisition cost was flat at $50 so we'd like to improve that a little bit. But with the average order value higher, obviously we could afford that.

Brad Maiers:

Okay and then you mentioned G&A was lower due to leverage but I guess was there anything else you guys did on that cost line to get that number lower?

Mendo Akdag:

Share base compensation decreased by approximately $190,000 comparing the two quarters.

Brad Maiers:

Okay thank you.

Mendo Akdag:

You're welcome.

Coordinator:

Your next question comes from Michael Kupinski, Noble Financial.

Michael Kupinski:

Thanks and good quarter guys. I was wondering if you could chat a little bit about did we get a benefit from the Novartis heartworm medications coming back online in the quarter?

Mendo Akdag:

Yes we did.

Michael Kupinski:

Can you quantify that impact Mendo?

Mendo Akdag:

I would hesitate to do that since they have not been available over a year. It's difficult to quantify the net impact.

Michael Kupinski:

Okay and can you talk about the current television advertising environment availability for remnant television and pricing? You talked a little bit about the advertising mix but what was the advertising, like digital, e-mail, Internet versus television in the quarter?

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Mendo Akdag:

We increased our television exposure in the June quarter and its likely going to continue in the near future.

Michael Kupinski:

And what is the current environment for television advertising? Are you seeing good availability from remnant television and what is the pricing looking like at this point?

Mendo Akdag:

Prices usually come down in the summer months but that's similar to last year.

Michael Kupinski:

Okay and then was flea and tick revenues higher as a percentage of revenues this year than last year?

Mendo Akdag:

No (for over-the-counter flea and tick revenues).

Michael Kupinski:

Okay, and then in terms of Wal-Mart seeming to have a soft launch in getting into the prescription pet medications market, have you seen competitive issues related to the company's margin? Can you talk a little bit about competitive pricing for some of the more popular pet medications -- prescription medications?

Mendo Akdag:

We are not coming across them so far.

Michael Kupinski:

Okay that's all I have. Thank you.

Mendo Akdag:

You're welcome.

Coordinator:

Your next question comes from Ross Taylor, CL King. Mr. Taylor, check your mute button please.

Ross Taylor:

Sorry. Two questions: with regards to the average order size, do you anticipate the promotions you did during the quarter may continue over the next few quarters? Do you continue to see this kind of benefit on the average order size? And then the second question I have just relates to the gross profit margin. It was basically flat year-over-year. Given some of the momentum you had in gross profits in the last couple quarters I would have thought maybe that could have improved a little bit again this year but just wondered if some of those promotions held back the gross margin this quarter.

Mendo Akdag:

As far as average order value we're going to attempt to continue to increase it. The gross margins, the reason it didn't improve is we used the gains from some of the shift to generics to discount some of the major brands.

Ross Taylor:

Okay and is that something you expect probably continues as well?

Mendo Akdag:

The market decides that. If we have to yes we will, if we don't have to we don't have to. So it depends on the market pricing.

Ross Taylor:

Okay, that's all I have. Thank you.

Mendo Akdag:

You're welcome.

Coordinator:

Once again to ask a question, please press star 1, one moment please for your next question. Your next question comes from Anthony Lebiedzinski of Sidoti & Company.

Anthony Lebiedzinski:

Good morning. I was wondering if you could discuss the overall trends that you're seeing in the sales of prescription medications, generics, over-the-counter, so if you could give us a little bit more color as what you saw in the quarter and your expectation going forward.

Mendo Akdag:

Prescription medications were healthy so we saw a nice growth and we're anticipating that it's going to continue.

Anthony Lebiedzinski:

And as far as generics -- I know that that's something you've had some success with -- could you give us a little bit more color as to your penetration levels there and then where you see that going forward?

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Mendo Akdag:

You're asking about prescriptions or the generic...?

Anthony Lebiedzinski:

Generics all together.

Mendo Akdag:

All together there was a nice growth on generics in the June quarter but we're not going to give specific data points.

Anthony Lebiedzinski:

And your comment in your press release about continuing to expand our product offerings, can you give us some color on that topic please?

Mendo Akdag:

We have increased it quite a bit so far but it's not just pet supplies. Also we're increasing pet health products.

Anthony Lebiedzinski:

Okay thank you.

Mendo Akdag:

You're welcome.

Coordinator:

Your next question comes from Erin Wilson, Bank of America.

Erin Wilson:

Hi thanks for taking my questions. Just real quickly on the supplies business, can you break out at least anecdotally how much that contributed in the quarter and if that's still a key initiative for you?

Mendo Akdag:

Pet supplies were actually relatively flat in the June quarter compared to the last year. So it didn't have much of an impact as far as the revenue increase is concerned.

Erin Wilson:

Okay and what percentage of total sales would that be?

Mendo Akdag:

We're not going to disclose that.

Erin Wilson:

Okay, and then just a broad question: the majority of pet medications are still dispensed through the vet clinic, do you expect the e-commerce online channel, do you think it's gaining share overall? Where do we expect to see that market share stand or where does it stand currently and where should it go over the next few years?

Mendo Akdag:

It's probably - the online channel is about 12, 13% of the market is our guesstimate at this time. It should grow - our guess is about 1% a year.

Erin Wilson:

Okay, and then anything you're watching in particular on the regulatory front?

Mendo Akdag:

No.

Erin Wilson:

Okay, thank you.

Mendo Akdag:

You're welcome.

Coordinator:

Your next question comes from Mitch Bartlett, Craig-Hallum.

George Kelly:

Hi guys this is George Kelly on for Mitch. A couple questions: first the weather's been so kind of odd so far this year and I believe it was a benefit in the quarter, can you talk about what you expect for the September quarter and how the weather will impact that?

Mendo Akdag:

I believe the weather's hot so that's good news for us. We'll see how the quarter progresses.

George Kelly:

Okay, and then as a follow up to a previous question, the pet health products that you're expanding in, can you talk a little bit more there and give more detail what kind of products and how big is the offering right now?

Mendo Akdag:

Similar to products that we've carried in the past. We're just adding more varieties and there are new products also coming into the market that we started carrying.

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George Kelly:

Okay, and then lastly on the regulatory front, you've talked before about the wag and VetSource, the prescription stuff, is there any update there with their model?

Mendo Akdag:

No I have no additional comments on it.

George Kelly:

All right thank you.

Mendo Akdag:

You're welcome.

Coordinator:

I will now turn the meeting back to Mr. Akdag for closing remarks.

Mendo Akdag:

Thank you. Going forward we're focusing on improving advertising efficiency and continuing to expand our product offerings. This wraps up today's conference call. Thank you for joining us. Operator this ends the conference call.

Coordinator:

Thank you. Once again, this does conclude today's conference. Thank you for attending. You may disconnect at this time.

END

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